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                                                                    Exhibit 99.1


 LA JOLLA PHARMACEUTICAL ANNOUNCES HEALTH-RELATED QUALITY OF LIFE RESULTS
                         FROM RIQUENT(TM) PHASE 3 TRIAL

   LUPUS PATIENTS WITH SUSTAINED REDUCTIONS IN ANTIBODIES TO dsDNA HAVE IMPROVED HEALTH-RELATED QUALITY OF LIFE, LOWER RISK OF MAJOR SLE FLARE AND
                            LOWER RISK OF RENAL FLARE

SAN DIEGO, JUNE 16, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that lupus patients in its Phase 3 trial with sustained reductions in antibodies to double-stranded DNA (dsDNA) reported improved health-related quality of life (HRQOL) and had a lower risk of Major SLE flare compared with patients who did not have sustained reductions. In addition, similar results were seen in the Phase 2/3 trial. These results support the pathogenicity or disease-causing ability of antibodies to dsDNA in lupus patients.

"Riquent is designed to specifically reduce antibodies to dsDNA. Its ability to do so has been confirmed in both the Phase 3 and Phase 2/3 trials, and a sustained reduction in these antibodies has been associated with a reduced risk of renal flare," said Steven Engle, Chairman and CEO. "In the Phase 3 trial, although we did not reach statistical significance for the primary endpoint, these new analyses demonstrate that lupus patients with sustained reductions in antibodies to dsDNA have an improved health-related quality of life, a lower risk of Major SLE flare, and a lower risk of renal flare. These conclusions are strengthened by the consistency of the results for three different endpoints across two large, well-controlled lupus trials."

HRQOL is an assessment of a patient's sense of physical and mental well-being and was measured by a standard scoring instrument called the Medical Outcomes Study 36-Item Short Form (SF-36(R)). The scores are reported in eight domains: physical functioning, role-physical, bodily pain, general health, vitality, social functioning, role-emotional and mental health. Major SLE flare includes new or increased treatment with high-dose corticosteroids and/or cyclophosphamide (HDCC) or other immunosuppressive drugs, hospitalization, or death due to lupus. A renal flare is a significant increase in inflammation targeting the kidney and was measured by a significant, reproducible increase in serum creatinine, proteinuria and/or hematuria.
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In both trials, patients with sustained reductions were defined as those who had at least a 10% reduction in antibodies to dsDNA from baseline for at least two-thirds of all measurements of antibodies to dsDNA during the trial, unless they were treated with high-dose corticosteroids and/or cyclophosphamide.
Because HDCC suppresses antibodies to dsDNA, antibody values subsequent to HDCC treatment were adjusted to have a value equivalent to baseline. The analyses on sustained reductions were conducted after the trial was unblinded.

CLINICAL OUTCOMES IN PATIENTS WITH SUSTAINED REDUCTIONS IN ANTIBODIES TO dsDNA

HEALTH-RELATED QUALITY OF LIFE: In the Phase 3 study, at 12 months, all eight SF-36 domain scores favored patients with sustained reductions in antibodies to dsDNA (n = 80) when compared with patients who did not have sustained reductions (n = 110). Six of the eight domain scores were significantly different at the 12-month time point when compared with patients that did not experience sustained reductions (four at p < 0.01). Social function and mental health scores also favored patients with sustained reductions, although the results were not statistically significant. Similar results were seen at six months. The improvement in HRQOL was equally notable in the physical component summary score at both six and 12 months (p < 0.001 for each time point). In the Phase 3 trial, twice as many Riquent-treated patients had sustained reductions as placebo-treated patients. The six and 12-month time points were used for analysis because they included the largest number of patients.

In the Phase 2/3 study, at four months, all eight SF-36 domain scores favored patients with sustained reductions in antibodies to dsDNA (n = 58) when compared with patients who did not have sustained reductions (n = 110). Furthermore, two of the eight domain scores reached statistical significance even by this early time point when compared with patients who did not experience sustained reductions. In the Phase 2/3 trial, four times as many Riquent-treated patients had sustained reductions as placebo-treated patients. Because of the dose-regimen of this trial, in which patients received 100 mg/week doses of Riquent for the first four months, the four-month time point was considered the most relevant for analysis.

MAJOR SLE FLARE: The number of Major SLE flares was also significantly reduced in patients with sustained reductions in antibodies to dsDNA in the Phase 3 and Phase 2/3 trials. Patients with sustained reductions in antibodies to dsDNA had a 70% reduction in the risk of Major SLE flare in the Phase 3 trial and a 75% reduction in risk in the Phase 2/3 trial when compared with patients who did not have sustained reductions (p<0.0001 for each trial).

The majority of Major SLE flares were observed in patients who did not have a sustained reduction in antibodies to dsDNA. This group included 68 of 82 (83%) total Major SLE flares in the Phase 3 trial and 55 of 63 (87%) total Major SLE flares in the Phase 2/3 trial.
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RENAL FLARE: As previously reported in our February and March 2003 press releases, although the Phase 3 trial did not reach statistical significance for its primary endpoint, time to renal flare, patients with sustained reductions in antibodies to dsDNA had an 80% reduction in the risk of renal flare in the Phase 3 trial and an 86% reduction in the risk of renal flare in the Phase 2/3 trial compared with patients who did not have sustained reductions (Phase 3: p <
0.0001 and Phase 2/3: p = 0.0004).

The majority of renal flares were observed in patients who did not have a sustained reduction in antibodies to dsDNA. This group included 36 of 41 (88%) total renal flares in the Phase 3 trial and 26 of 28 (93%) total renal flares in the Phase 2/3 trial.

OTHER CLINICAL OUTCOMES

HRQOL FOLLOWING RENAL FLARE: In both the Phase 2/3 and Phase 3 trials, Riquent-treated patients reported improved HRQOL following a renal flare compared with placebo-treated patients. In the Phase 3 trial, seven of eight SF-36 domain scores were more favorable for Riquent-treated patients following a renal flare compared with placebo-treated patients. Similar results were seen in the Phase 2/3 trial, where all eight domain scores were more favorable for Riquent-treated patients following a renal flare compared with placebo-treated patients.

For this analysis, HRQOL was measured after a renal flare and compared with the most recent score before the renal flare. These differences in HRQOL scores were observed despite immunosuppressive therapy given for renal flare. The differences were not statistically significant, possibly due to the small number of total renal flares in each trial.

LONGITUDINAL RESULTS: The differences in HRQOL between the Riquent-treated and placebo-treated groups were not significantly different during the trial, and mirror the renal flare results reported for the Phase 3 trial. The lack of significance may have been due to changes in medical practice during the trial and a loss of susceptible patients as discussed in detail in the Company's February 18, 2003 press release.

The Phase 3 trial enrolled 298 lupus patients with high-affinity antibodies to Riquent who were treated for up to 22 months with either Riquent or placebo. Patients completed the SF-36 assessment at entry, followed by up to three additional assessments during the trial, depending on how long they participated. Patients who experienced a renal flare completed the assessment after the renal flare was confirmed. The Phase 2/3 trial enrolled 198 lupus patients with high-affinity antibodies who were treated for up to 18 months.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from
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recurrent stroke, deep-vein thrombosis and other thrombotic events. The
Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we plan to submit a New Drug Application ("NDA") for Riquent(TM), there is no guarantee that regulatory authorities will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. Although we have determined to submit a NDA for Riquent, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the U.S. or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories, will likely require regulatory approval, and will likely be necessary for the approval and the commercialization of Riquent. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the clear need for additional financing; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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